Exhibit 99.3

EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 30, 2015, is by and among Fortune Brands Home & Security, Inc., a Delaware corporation (“Parent”), Tahiti Acquisition Corp., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Sub”), and the stockholders of Norcraft Companies, Inc., a Delaware corporation (the “Company”), set forth on Schedule I attached hereto (each, a “Stockholder”). Capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement.

WHEREAS Stockholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company set forth opposite the name of Stockholder on Schedule I hereto;

WHEREAS Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit A and as may be amended, supplemented or otherwise modified from time to time (the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a tender offer for all of the outstanding shares of Company Common Stock (the “Offer”);

WHEREAS following the consummation of the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company (the “Merger” and, together with the Offer being commenced upon the terms and subject to the conditions set forth in the Merger Agreement and the other transactions contemplated by the Merger Agreement, the “Transactions”), with the Company surviving as the surviving corporation in the Merger; and

WHEREAS as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of Stockholder. Each Stockholder hereby represents and warrants to Parent and Merger Sub with respect to itself and its affiliates (as defined in the Merger Agreement) as follows:

(a) Stockholder (i) is the record and beneficial owner of the shares of Company Common Stock (together with any shares of Company Common Stock that such Stockholder may acquire at any time in the future, including pursuant to: (i) any exercise of any Company Options, (ii) any exchange of LLC Units or (iii) conversion of any other derivative securities or rights in or to Company Common Stock, collectively the “Covered Shares”) set forth opposite Stockholder’s name on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement, neither holds nor has any beneficial ownership interest in any other shares of Company Common Stock or any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing (each, an “Equity Interest”).

(b) Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c) This Agreement has been duly executed and delivered by Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to bankruptcy, insolvency (including all applicable Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

(d) Neither the execution and delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder or Stockholder’s assets are bound. The consummation by Stockholder of the transactions contemplated hereby will not (i) violate any provision of any decree, order or judgment applicable to Stockholder, (ii) require any consent, approval or notice under any Laws applicable to Stockholder, other than as required under the Exchange Act, or (iii) if such Stockholder is an entity, violate any provision of such Stockholder’s organizational documents.

(e) The Covered Shares and the certificates, if any, representing the Covered Shares owned by Stockholder are now, and at all times during the term hereof will be, held by Stockholder, by a nominee or custodian for the benefit of Stockholder or by the depository under the Offer, free and clear of all Liens, except for (i) any such Liens arising hereunder and (ii) any applicable restrictions on transfer under the Securities Act (collectively, “Permitted Encumbrances”).

(f) Stockholder has full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covered Shares. The Covered Shares are not subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Covered Shares, except as provided hereunder.

(g) There is no proceeding (as defined in the Merger Agreement) pending or, to the knowledge of Stockholder, threatened against Stockholder at law or equity before or by any Governmental Authority that could reasonably be expected to impair or materially delay the performance by Stockholder of its obligations under this Agreement or otherwise adversely impact Stockholder’s ability to perform its obligations hereunder.

(h) Stockholder has received and reviewed a copy of the Merger Agreement. Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(i) No broker, finder, financial advisor, investment banker or any other person is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the Offer, the Merger and any of the other Transactions based upon arrangements made by or on behalf of the Stockholder or its affiliates.

SECTION 2. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants to Stockholder as follows:

(a) Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the necessary corporate power and authority to execute and deliver and perform its obligations under this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and each has taken all necessary actions to duly authorize the execution, delivery and performance of this Agreement and the Merger Agreement.

(b) This Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement and the Merger Agreement constitute legal, valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of each of Parent and Merger Sub and are enforceable against each of them in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(c) None of the execution and delivery of this Agreement and Merger Agreement by Parent and Merger Sub, the consummation by Parent or Merger Sub of the Transactions and compliance by Parent or Merger Sub with any of the provisions of this Agreement or the Merger Agreement will (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of (x) Parent or (y) Merger Sub, (ii) assuming the consents, approvals and authorizations specified in Section 2(d) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, other than, in the case of clauses (ii) and (iii), for any such violations, breaches, defaults, rights, terminations, amendments, accelerations, or cancellations which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) The execution and delivery of this Agreement and the Merger Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Transactions and compliance by Parent or Merger Sub with any of the provisions of this Agreement or the Merger Agreement will not require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of (i) the Exchange Act, the Securities Act or Blue Sky Laws, (ii) any applicable Antitrust Laws, (iii) the DGCL and (iv) the rules of the New York Stock Exchange, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) There is no proceeding (as defined in the Merger Agreement) pending or, to the knowledge of either Parent or Merger Sub, threatened against either Parent or Merger Sub at law or equity before or by any Governmental Authority that could reasonably be expected to impair or materially delay the performance by either Parent or Merger Sub of either’s respective obligations under this Agreement or otherwise adversely impact either Parent or Merger Sub’s ability to perform their obligations hereunder.

SECTION 3. Tender of the Covered Shares.

(a) Stockholder hereby agrees that, unless the Offer is earlier terminated or withdrawn by Merger Sub, it shall duly tender (and deliver any certificates evidencing) the Covered Shares beneficially held by it, or cause its Covered Shares to be duly tendered, into the Offer promptly following, and in any event no later than two (2) Business Days prior to the initial expiration date of the Offer, in accordance with the procedures set forth in the Offer Documents, free and clear of all Liens (other than Permitted Encumbrances); provided that Parent and Merger Sub agree that Stockholder may withdraw its Covered Shares from the Offer at any time following (i) the date that the Offer is terminated or withdrawn or expires without the Covered Shares having been accepted for purchase in the Offer or (ii) the Termination Date (as defined in Section 10 below) shall have occurred.

(b) Stockholder agrees that once the Covered Shares are tendered into the Offer, Stockholder will not withdraw any Covered Shares from the Offer unless and until (i) the Offer shall have been terminated in accordance with the terms of the Merger Agreement or (ii) the Termination Date shall have occurred.

(c) Stockholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that Stockholder may have and (ii) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in, any class action with respect to any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of any person in connection with the negotiation and entry into the Merger Agreement.

(d) If (i) the Offer is terminated or withdrawn or expires without the Covered Shares having been accepted for purchase in the Offer or (ii) the Termination Date occurs, Parent and Merger Sub shall promptly return, and shall cause any depository or paying agent acting on behalf of Parent and Merger Sub to return, all tendered Covered Shares to the Stockholder.

SECTION 4. Transfer of the Covered Shares; Other Actions.

(a) Prior to the Termination Date, except as otherwise expressly provided herein (including pursuant to Section 3, this Section 4 or Section 5) or in the Merger Agreement, Stockholder shall not, and shall cause each of its subsidiaries not to: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, create or suffer to exist any Liens (other than Permitted Encumbrances) on or consent to any of the foregoing (“Transfer”) any or all of the Stockholder’s Equity Interests in the Company, including any Covered Shares, or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent, except as contemplated in Section 5, with respect to any of the Covered Shares with respect to any matter that is, or that is reasonably likely to be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement or the provisions thereof; (iv) deposit any of the Stockholder’s Equity Interests, including the Covered Shares, into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Equity Interests, including the Covered Shares; or (v) knowingly, directly or indirectly, take or cause the taking of any other action that would restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby, excluding any bankruptcy filing. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Covered Shares shall occur (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

(b) Stockholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as that term is used in Section 14(d) of the Securities Exchange Act) with respect to any shares of Company Common Stock, Company Options, LLC Units or any other voting securities of the Company or its subsidiaries for the purpose of opposing or competing with or knowingly taking any actions inconsistent with the transactions contemplated by the Merger Agreement; provided, however, that this Section 4(b) shall not apply if the Termination Date shall have occurred.

(c) Notwithstanding the foregoing, Stockholder may make (i) Transfers of Covered Shares by will or by operation of law or other transfers for estate planning purposes, in which case any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer, (ii) with respect to such Stockholder’s Company Options that expire on or prior to the End Date, Transfers of Covered Shares to the Company (x) in payment of the exercise price of such Stockholder’s Company Options and (y) in order to satisfy taxes applicable to the exercise of such Stockholder’s Company Options and (iii) other Transfers of Covered Shares as Parent may otherwise agree in writing in its sole discretion.

SECTION 5. Voting of Covered Shares; Appointment of Proxy.

(a) Without in any way limiting Stockholder’s right to vote the Covered Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval, at every meeting of Company Stockholders called, and at every adjournment or postponement thereof, Stockholder shall, or shall cause the holder of record on any applicable record date to, (i) appear at each such meeting or otherwise cause all of Stockholder’s Covered Shares entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote all Covered Shares beneficially owned or controlled by Stockholder and entitled to vote (the “Vote Shares”) against (A) any action or agreement that would reasonably be expected to in any material respect impede, interfere with or prevent the Offer or the Merger, including, but not limited to, any other extraordinary corporate transaction, including any merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend or liquidation involving the Company and any person (other than Parent, Merger Sub or their affiliates), or any other proposal of any person (other than Parent, Merger Sub or their Affiliates) to acquire the Company or all or substantially all of the assets thereof, (B) any Competing Proposal and any action in furtherance of any Competing Proposal and (C) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Stockholder under this Agreement.

(b) Stockholder hereby represents that any proxies heretofore given in respect of the Covered Shares, if any, are revocable, and hereby revokes such proxies.

(c) Notwithstanding the foregoing, Stockholder shall retain at all times the right to vote the Covered Shares held by it in its sole discretion and without any other limitation on those matters other than those set forth in this Section 5 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(d) The obligations set forth in this Section 5 shall apply to Stockholder unless and until the Termination Date shall have occurred.

SECTION 6. No Solicitation. Stockholder shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly, (i) initiate, solicit, propose, encourage or take any other action to facilitate (including by providing information) any proposals or offers that constitute, or would reasonably be expected to lead to, a Competing Proposal, (ii) enter into any agreement with respect to any Competing Proposal or (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or any of its subsidiaries to any person relating to, any Competing Proposal or any proposal or offer that would reasonably be expected to lead to a Competing Proposal. Stockholder shall, and shall cause its Representatives to, immediately cease all discussions and negotiations with any person that may be ongoing with respect to any proposal that constitutes, or is reasonably expected to result in, any Competing Proposal and request the prompt return or destruction of all confidential information previously furnished.

SECTION 7. Directors and Officers. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a holder of Company Common Stock, Company Options, LLC Units or other Equity Interests in the Company and not in Stockholder’s capacity as a director, officer or employee of the Company or in such Stockholder’s capacity as a trustee or fiduciary of any Company Benefit Plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) (i) limit or restrict any actions or omissions of a director or officer of the Company, including, without limitation, (1) in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director or officer of the Company, (2) in his or her capacity as a trustee or fiduciary of any Company Benefit Plan or trust or (3) in the exercise of his or her role as a director or officer of the Company in carrying out the process contemplated in Section 5.4 of the Merger Agreement or (ii) prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any Company Benefit Plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

SECTION 8. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions as may be reasonably necessary or desirable to carry out all of the provisions hereof, including all of the parties’ obligations under this Agreement, including without limitation to vest in Parent the power to vote the Covered Shares to the extent contemplated by Section 5 hereof.

SECTION 9. Tax Receivable Termination Agreement. Parent and Merger Sub have each received and reviewed a copy of the Tax Receivable Termination Agreement by and between Stockholder and the Company. Neither the Parent, Merger Sub nor their affiliates have precluded or will preclude the transactions contemplated by the Tax Receivable Termination Agreement. Further, Parent and Merger Sub will cause the Surviving Corporation to make the payment as required under the Tax Receivable Termination Agreement in accordance with its terms.

SECTION 10. Termination.

(a) This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately, and the power of attorney and proxy set forth in Section 5(b) shall be revoked, terminated and of no further force and effect, upon the earliest to occur of the following (the date of such termination, the “Termination Date”):

(i) termination of the Merger Agreement in accordance with its terms;

(ii) the Effective Time;

(iii) any change to the terms of the Offer or the Merger without the prior written consent of Stockholder that (A) reduces the number of shares of Company Common Stock subject to the Offer, (B) reduces the Offer Price, (C) amends, modifies or waives the Minimum Tender Condition, (D) adds to the Offer Conditions or amends, modifies or supplements any Offer Condition in any manner adverse to the Stockholder, (E) except as required or permitted in Section 1.1(a) of the Merger Agreement, terminates, extends or otherwise amends or modifies the expiration date of the Offer, or (F) changes the form of consideration payable in the Offer; or

(iv) the mutual written consent of Parent and Stockholder.

(b) Upon termination of this Agreement, (i) all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof and (ii) unless this Agreement has terminated pursuant to Section 10(a)(ii), Stockholder shall be permitted to withdraw its Covered Shares tendered pursuant to the Offer; provided, however, that the termination of this Agreement shall not relieve any party from liability for any intentional breach prior to such termination.

(c) Section 10(b), Section 11 and Section 14 hereof shall survive the termination of this Agreement.

SECTION 11. Expenses. All fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated; provided that the Company shall be permitted to reimburse reasonable and documented out-of-pocket fees and expenses of legal counsel to Stockholder and other stockholders with respect to this Agreement and similar agreements with all such other stockholders, and the Transactions contemplated hereby and thereby, subject to an aggregate cap of $100,000.

SECTION 12. Public Announcements. Parent, Merger Sub and Stockholder (in its capacity as a stockholder of the Company and/or signatory to this Agreement) shall only make public announcements regarding this Agreement and the transactions contemplated hereby that are consistent with the public statements made by the Company and Parent pursuant to the Merger Agreement. Stockholder (i) consents to and authorizes the publication and disclosure by Parent and its affiliates of its identity and holding of the Covered Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Authority and (ii) agrees to give promptly to Parent any information it may reasonably require for the preparation of any such disclosure documents. Stockholder agrees promptly (and in any event within two (2) Business Days) to notify Parent of any required correction with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

SECTION 13. Adjustments. In the event (a) of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Covered Shares or (b) that Stockholder shall become the beneficial owner of any Additional Owned Shares, then the terms of this Agreement shall apply to such securities held by Stockholder immediately following the effectiveness of the events described in clause (a) or Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Covered Shares hereunder. In the event that Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 5 hereof, then the terms of Section 5 hereof shall apply to such other securities as though they were Covered Shares hereunder. Each Stockholder hereby agrees to notify Parent promptly in writing of the number and description of any Additional Owned Shares. “Additional Owned Shares” means, with respect to a Stockholder, all shares of Company Common Stock (together with any shares of Company Common Stock that such Stockholder may acquire at any time in the future, including pursuant to: (i) any exercise of any Company Options, (ii) any exchange of LLC Units or (iii) conversion of any other derivative securities or rights in or to Company Common Stock) that are owned of record and beneficially by such Stockholder and acquired after the date hereof.

SECTION 14. Miscellaneous.

(a) Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) two (2) Business Days after sent by registered mail or by courier or express delivery service, (iii) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (iv) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties hereto):

If to Stockholder, to:

Mark Buller

4005 Henderson Highway

East St. Paul

Manitoba, R2E1B3

Canada

Email: mark.buller@norcraftcompanies.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Phone: (212) 596-9000

Fax: (212) 596-9090

Attention: Daniel S. Evans and Carl P. Marcellino

If to Parent or Merger Sub, to:

Fortune Brands Home & Security, Inc.

520 Lake Cook Road

Deerfield, IL 60015

Phone: (847) 484-4400

Fax: (847) 484-4490

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Phone: (312) 862-2340

Fax: (312) 862-2200

Attention: R. Scott Falk, P.C.

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A signature page to this Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, that contains a copy of a party’s signature and that is sent by such party or its agent with the apparent intention (as reasonably evidenced by the actions of such party or its agent) that it constitute such party’s execution and delivery of this Agreement or any such other document, including a document sent by means of a facsimile machine or electronic transmission in portable document format (“pdf”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the party’s intent or the effectiveness of such signature. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(d) Entire Agreement, No Third-Party Beneficiaries. This Agreement (including the exhibits, schedules and appendices hereto) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties, with respect to the subject matter hereof and thereof and (b) is not intended to confer, nor shall it confer, upon any person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

(e) Governing Law, Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Subject to Section 14(i), in any proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the

State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 14(e) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any person other than the parties hereto); and (ii) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 14(a). The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(f) Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g) Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that, except in connection with any Transfer permitted by Section 4, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned Subsidiaries of Parent, and any such assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional direct or indirect wholly-owned subsidiaries of Parent; provided that no such assignment shall relieve Parent or Merger Sub of any of their respective obligations under this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(h) Severability of Provisions. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(i) Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which it is entitled at law or in equity, and each party waives any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 14(i).

(j) Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

(k) No Presumption. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(l) No Ownership Interest. Except as otherwise specifically provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Covered Shares, except as otherwise specifically provided herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and each Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

FORTUNE BRANDS HOME & SECURITY, INC.

By:	/s/ Robert K. Biggart
Name:	Robert K. Biggart
Title:	Senior Vice President, General Counsel & Secretary

TAHITI ACQUISITION CORP.

By:	/s/ Robert K. Biggart
Name:	Robert K. Biggart
Title:	Vice President

[SIGNATURE PAGE TO TENDER AND SUPPORT AGREEMENT]

By:	/s/ Mark Buller
Mark Buller

By:	/s/ Herb Buller
Herb Buller

By:	/s/ Erna Buller
Erna Buller

By:	/s/ Philip Buller
Philip Buller

By:	/s/ David Buller
David Buller

By:	/s/ James Buller
James Buller

[SIGNATURE PAGE TO TENDER AND SUPPORT AGREEMENT]

SCHEDULE I

Stockholder	Company Common Stock	Company Options	LLC Units
Mark Buller	—	405,882	525,629
Herb Buller	—	—	153,045
Erna Buller	—	—	153,047
Philip Buller	—	—	262,076
David Buller	—	—	270,709
James Buller	—	—	271,807

Schedule I-1

Exhibit A

Merger Agreement

(see attached)